Exhibit 99.1

Epiq Systems Closes $400 Million Senior Credit Facility

Kansas City, KS (August 27, 2013) — Epiq Systems, Inc. (NASDAQ: EPIQ), a leading provider of technology solutions for the legal profession, today announced that the company has closed a new $400 million senior secured credit facility.  The facility includes a $100 million revolver due August 2018 and a $300 million term loan with a maturity of August 2020.  The new facility will be used to refinance existing indebtedness and provide greater capital flexibility in support of strategic growth.

KeyBank National Association, PNC Bank National Association and Silicon Valley Bank served as joint lead arrangers for the new facility.

Tom W. Olofson, chairman and CEO of Epiq Systems stated, “The new credit facility provides Epiq with increased capital flexibility for future potential strategic opportunities to enhance growth and build shareholder value.”

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy and class action administration.  We offer full-service capabilities to support litigation, investigations, financial transactions, regulatory compliance and other legal matters.  Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve.

For more information

Lew Schroeber, Investor Relations, telephone: 913-621-9500.

Email:  ir@epiqsystems.com or visit us online at www.epiqsystems.com

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